Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Departure of Robert C. Thompson

July 21, 2005	NASDAQ:SMIT

Portland, Oregon – Schmitt Industries announces the Company’s Chief Financial Officer, Robert C. Thompson has accepted a position with a local technology company and will be leaving Schmitt effective August 31, 2005.  In announcing his resignation, Mr. Thompson said: “I have received an offer that presents an opportunity that I am interested in pursuing.  I have enjoyed my time with the Company, and it is with regret that I leave Schmitt after over six years.”

Wayne Case, President and CEO of Schmitt Industries, said:  “Rob Thompson has contributed a great deal to Schmitt during his years working at the Company.  Rob is leaving us in a strong position as a result of his efforts, and at a time when Schmitt just finished a record sales and profit quarter.  He will be working closely with us during the next six weeks to assure a positive and timely transition for his replacement. “

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com